Exhibit 99.3


        Transcript of Anthracite Capital, Inc.'s Earnings Conference Call
                             on February 16, 2006.

4th Quarter 2005 Earnings Conference Call 9:00AM EST, February 16, 2006
Participants:
Chief Executive Officer, Christopher A. Milner; President and Chief Operating Officer, Richard M. Shea; Chief Financial Officer, James J. Lillis and Managing Director and Senior Counsel of BlackRock Financial Management Inc., Vincent B. Tritto.

Operator: Good morning, my name is Dennis and I will be your conference operator today. At this time, I would like to welcome everyone to the Anthracite Capital Incorporated Fourth Quarter 2005 Earnings Conference Call. Our host for today's call will be Chief Executive Officer, Christopher A. Milner; President and Chief Operating Officer, Richard M. Shea; Chief Financial Officer, James J. Lillis; and Managing Director and Senior Counsel of BlackRock Financial Management Inc., Vincent B. Tritto. Thank you. Mr. Tritto, you may begin your conference.

Vincent Tritto

Thank you and good morning. This is Vincent Tritto. I am a Managing Director and Senior Counsel of BlackRock Financial Management, Inc., Anthracite's Manager. Before Chris Milner, Jim Lillis, and Richard Shea make their remarks, I want to point out that during the course of this conference call, we may make a number of forward-looking statements. We call to your attention to the fact that Anthracite's actual results may differ from these statements. As you know, Anthracite has filed with the SEC reports which list some of the factors which may cause Anthracite's results to differ materially from these statements. Finally Anthracite assumes no duty to update any forward looking statements. Chris?

Chris Milner

Thank you, Vincent. Good morning to everyone on the call. We would like to welcome you to the Anthracite fourth quarter 2005 earnings release call. We do believe that 2005 proved to be a very successful year, certainly from an economic perspective on the part of the Company. During this period of time we did actually, in our view, complete the transition that we set out on at the end of 2003, beginning of 2004, in terms of repositioning the balance sheet to a more consistent commercial real estate focus. We believe that over the course of 2005 that implementation was not only completed but done so in a manner that evidenced the positive underlying premise that we were seeking to achieve. Specifically, as evidenced by the fact that book value growth, book value increased from $8.56 to a final value at the end of the year of $9.59 along with the $1.12 dividend that was paid out during the year. That generates a total rate of economic return as we think about it of 25% for the year. This, in addition, was also a year in which both reported earnings and operating earnings exceeded the level of the dividend. We think again that is a sign of the completion of our transition and the positive results that we were able to achieve based on these more commercial real estate focused assets at this point. As we mentioned in the press release, the fourth quarter itself showed operating earnings of $0.27 and total reported earnings of $0.47 as a result of the High Yield Two CDO transaction ("CDO HY2"), which Richard and Jim will talk about in more detail in a moment.

I do want to comment specifically on the fourth quarter operating earnings, which we do recognize were negatively impacted somewhat by higher general and administrative cost associated with expenses related to our expansion globally as well as the fact that we had higher cash balances during the period due to our issuance of liabilities and the time it has taken to deploy that capital during the quarter. Specifically on this point, we do recognize and see the effects of competition in our market. We've talked about that on this call in the past. We continue to see significant amounts of competition. We do however believe that our market position is strong and that, in fact, we have seen some softening in the subordinate CMBS pricing market. Things are not quite as tight as they were when we spoke last quarter. The volume of CMBS issuance in the marketplace continues to put pressure on the suppliers of capital to the market in terms of their ability to process the work that has to be done and the timeframe allowed and that has given us some opportunity in a couple of instances to get better pricing than we had in previous periods. And so, I think that does give us some positive perspective on the marketplace.

In terms of the underlying real estate fundamentals, which obviously are as we embark on this commercial real estate focus, one of the most critical elements of our business model, they are also positive in terms of the way we see the fundamentals of the market evolving. We do recognize that cap rates and other valuation metrics suggest fairly high levels of pricing in the commercial real estate market. But we are also looking closely at the amount of supply that's coming on to different marketplaces and feeling that that is restrained and not coming on in a measured pace that will generate significant pressure on rental rates. In fact, with the increases in commodity prices, particularly in the building sectors, we do see replacement cost increasing at a very rapid clip and that pressure is going to further restrain supply that comes into markets over the coming periods.

We expect that that will continue to allow vacancy rates to decline and obviously at some point in the forward portion of the cycle, higher construction cost have to lead to increases in rents if new building or new construction is going to remain viable as we go forward.

The other point that I want to just touch on very briefly at the outset here is that our manager, BlackRock, as you probably have noted in the press, continues to expand its platform, particularly in the global arena. As everyone I believe on the call is aware, that has been a focus of ours here at Anthracite for quite some time. We are very excited about the opportunities and the expansion of that platform's ability to give Anthracite greater access to global markets where we see significant amounts of opportunity. That is a positive component of what we would like to relate to the shareholders this morning as well. With that is a general introduction. I would like to turn it over to Jim Lillis to speak in more detail about the financial results and then Richard will speak after that.

Jim Lillis

In today's press release the company reported earnings per share of the $1.20 for the full year up from $0.50 per share from 2004. For the quarter ended December 31, 2005, it was $0.47 per share and $0.09 per share in the prior period. Operating earnings for the year ended December 31, 2005 were $1.13 per share versus $1.12 per share last year. Operating earnings for the fourth quarter of 2005 were $0.27 per share versus $0.28 per share last year. Based on our $0.28 per share dividend declared on December 8th and our closing price as of yesterday of $10.89, Anthracite's annualized dividend yield is 10.28%. First turning to income from operating portfolio, then I will discuss other income expense later in the call. As Chris pointed out, the continued growth in the commercial real estate assets has shown a revenue increase of $10,587,000 or 20% over last year and $5,225,000 or 9% over the prior quarter.

Total commercial state assets at year end are $3.8 billion versus $3.3 billion at the end of last year. In addition to that, as you'll note on the press release, our non-dollar denominated investments have grown to $167 million at the end of 2005. Turning to the weighted cost of funds, that did increase to 5.7% in the fourth quarter of 2005, versus 5.1% in the fourth quarter of 2004. As has been mentioned during the course of the year, the increase in the cost of funds is attributable to the issuance of $75 million of trust preferred securities which occurred on September 26, 2005, with full of effect of that higher capital not fully reflected until the fourth quarter. In addition CDO HY2 also contributed to a higher cost of capital with $239 million of liabilities issued in July. In addition, LIBOR has gone up. So we've seen an increase in short term rate as well. On that point, meaning LIBOR increasing, the company still estimates exposure at December 31, 2005 to a 50 basis point move in short term rates remains at $0.01 per share annually. Now, turning to other items on income statement, for the first time since 2002 the company did incur an incentive fee of $4,290,000, of which $4,131,000 relates to the gain on CDO HY2 and I will speak to that gain in a minute. The remaining piece of the incentive fee was a $159,000 which, as you'll note, is in operating expense. As the press release mentions this calculation is based on rolling fourth quarter GAAP net income calculation. So for 2005, the calculation is based on the 2005 results once you add back the incentive fee. Going into next year, it will be based on the rolling four. So, for example, the first quarter of 2006 will be based on the last 3 quarters of 2005 plus the first quarter of 2006.

Moving on to other items in the operating income section, Chris' opening his remarks did refer to this. I will give you a bit more detail on the earnings drag in the quarter. The $75 million of trust preferred securities came on late in the quarter, the third quarter that is. And then in the fourth quarter, we acquired $50 million of real estate equity which actually closed in December of 2005. Additionally, there were two controlling cost CMBS transactions which closed in October and December of 2005. Thus, there was bit of mismatch between the raising of the capital and deployment of the capital during fourth quarter. In addition G&A increased by $293,000 during the quarter. This was primarily due to our European expansion which Chris also mentioned. In connection with that, we needed to structure REIT friendly tax and QRE strategies and in connection with that we had to incur certain legal and tax fees.

Chris Milner

One of the issues related to that expansion was actually the creation of a number of subsidiaries domiciled in Ireland and as Jim mentioned on a tax and compliance friendly basis. We were making sure that the ownership of those assets didn't adversely affect any of our operations but as you can probably imagine the establishment of those corporations in those jurisdictions was an expense that was borne in the fourth quarter.

Jim Lillis

Thanks Chris. Now turning to other operating income and loss, we did recognize a substantial gain in the fourth quarter related to CDO HY2. As you may recall when this transaction was completed in July of 2005, it was an on balance sheet transaction and during the fourth quarter this transaction qualified for accounting purposes as a sale. Not to get too deep into the accounting literature but the simple way to perhaps think of this is that it qualified as a qualified special purpose entity, or QSPE, in the fourth quarter. Often in this industry, you'll hear mention of the QSPE concepts. I just wanted to mention that that was a triggering event in the fourth quarter. Once that occurred we deconsolidated the assets and liabilities of CDO HY2 and what came on the balance sheet was our interests in the CDO which was non investment grade debt as well as preferred securities. So, at December 31, 2005, that's the shifting that you've seen on the balance sheet. On income statement side, you are permitted to recognize the increase in value - partially in the income statement and partially in OCI. Again, there is an accounting calculation behind that but if you look at the table that is presented in the press release, you can see that $16.5 million resulted in an income statement increase, and $9.6 was an OCI, or a net equity, increase.

Then turning to the other large item in other income and expense, you will know that there was a 99-20 impairment in the fourth quarter of $1,857,000. I think it is important to note that this was not a credit-related impairment. It is what we consider a prepayment or a timing of credit loss issue. In other words, the IRR went down not because of less cash flow, but because of the timing of the cash flow. And in particular, the largest piece of that write-down, the $1,410,000 million was a CMBS IO, which was displaying faster prepayments during the quarter than we had seen previously. Looking at our future projections, we saw that our yield was declining, and at the same time there was an unrealized loss on this position. Those are the two conditions which result in a 99-20 write down. With that as background on the earnings part of the presentation, I will turn it over to Rich.

Richard Shea

Thanks Jim. I will touch on a couple of things to emphasize a couple of points that both Chris and Jim have already mentioned. I will go into a little bit of detail here and then I will open up it for questions. The first thing I want to point out is our GAAP book value as of the end of the year is $9.59. The thing that we emphasize here is that it represents a very significant increase over the last two years of $3.21, that represents about 50% increase in GAAP book value alone without taking in to consideration our operating earnings and our dividends being paid. I just want to emphasize here that in analyzing this company, I would urge you to look at the totality of our economic performance, especially that particular feature of it, as that is something we have been focusing on very carefully over the last two years to make sure we shore up our balance sheet, finance assets correctly and be very judicious with the deployment of our capital. So I would urge everyone on the call, and in the market in general, to make sure that in looking at the results of our company, to look at our balance sheet as well to our income statement because those are very important aspects of our operation. So, I can feel very pleased with that. We have been able to generate such a high degree of return on the GAAP book value side as well as maintaining a high degree of stability on our operating earnings which clearly supports our dividend over the last two years. I just want to start off with that point and emphasize the various aspects of value creation in this company. We are very pleased that we are able to unlock a significant amount of value through our capital markets transactions as well as being very judicious with our hedging strategies and continuing our very strong credit discipline in putting new assets on the books over the last two years. So with that, I will jump over to our CDO HY2 strategy. As Jim pointed out, we are recognizing an approximate $0.40 share increase in GAAP book value which is a fairly significant increase and unlocking of value of our existing portfolio. I just want to touch on the strategy for our high yield series. You will recall this is our second of two high yield CDO strategies where we have booked significant gains. Our general strategy with CDOs is to utilize the capital markets to issue CDO bonds to finance our most credit sensitive assets. We feel that's a very important capital market tool because it provides us with match-funding non-recourse liabilities that really strengthen our ability to go out and acquire new assets and grow the company as we have.

It also allows for a degree of cross-collateralization. So that if one security goes way below our expectations, others that go above our expectations can sort of net each other out. That's a very important aspect of the strategy. Also we create structures that are not actively managed. This is what we attempt to do with the most credit-sensitive securities that we purchase. Those are the securities that go on to the high yield series, specifically B, CCC and non-rated CMBS will generally be placed into a CDO where we do not have a significant degree of management to allow us to maintain the non-recourse nature of the liabilities.

So those, according to the accounting rules, would generally be booked in an off-balance sheet transaction. The economics come out to the point where we do in fact recognize greater value, especially over the last two years where credit subordination levels have been dropping significantly. So what is happening here from an economic perspective is that we are putting assets on our books with one set of credit expectations. As those improve, the economic value becomes unlocked when we re-securitize those assets and get these securities, or these portfolios of securities, essentially re-rated when we're looking at it one or two years later. We're able to take advantage of the improvements in credit experience that we've seen over the last two years. So that when the underwriting agencies look at these securities in a portfolio for the second time after significant improvements in the credit experience, we are generally able to sell a greater amount of bonds in the capital markets which allows us to increase our GAAP book value the way we have. There is a fairly high degree of economics involved in this transaction. We are creating a significant amount of value through this strategy. Going forward, if subordination levels do not continue to come down, we will still, of course, be looking like at CDO markets to finance our portfolios. However, creation of economic gain going forward and therefore accounting gain going forward, may not happen every time we do this. But I do want the market to understand that we are doing this specifically to finance credit sensitive assets and to allow cross collateralization for those assets. So, that is a very important capital markets tool. I think it also emphasizes our strength to being able to bring together traditional real estate finance and credit savvy with capital markets expertise to really maximize the value of the company, With GAAP book value up $3.21 in the last two years, I think its fairly well demonstrated that we have been able to do that reasonably successfully.

Moving on to other aspects of our operation, we are expanding in Europe, our goal for the end of 2005 was to have at least a $100 million in US dollars denominated in Euros and Sterling, but $100 million translated into US currency at the end of 2005. We have surpassed that fairly comfortably with over $167 million worth of assets in the UK and Europe. We have setup several entities in Ireland that will be treated as taxable REIT subsidiaries. Structurally there is lot of work going on there and that really underscores our commitment and dedication to our expansion in Europe. As Chris mentioned, we also will be benefiting from BlackRock's continued expansion globally as you've all been, no doubt, seeing in the newspapers recently about the transaction there.

Also, I want to point out that credit on our credit sensitive portfolio remains fairly stable. Our delinquencies are down to about 64 basis points at the end of the fourth quarter on outstanding balances. With the few workouts that we completed during the fourth quarter, the loss severities have dropped slightly from 23% to 22.8%. This continues to be below the original estimations on loss severities that we put on when we buy these securities, generally we are looking at about 35 or so percent severities of losses and we are pleased to be able to manage our credit process to maintain a fairly low credit loss severity ratio. So, we are fairly pleased about that.

We have also had several upgrades of our CMBS portfolio, which indicate that the portfolio's disciplined credit selection process that we go through has been paying off reasonably well for us. Again we're pleased about that. Finally I'll touch on the point that's really been all over in the industry which is the pay downs. A lot of the loans in our portfolios have paid down fairly significantly and that has been a challenge to make sure we continue to replace those assets with suitable assets for the company. That manifests more or less in the fact that our investments in the Carbon entities have not really increased to the point that we would like them to because that's mainly where our whole loan (commercial loan portfolio) has been housed over the last two years. Having about $59.3 million of commitments hasn't really changed much over the quarter and we would like to see that go up as that is a fairly high yielding sector for the company. Hopefully going forward will be able to stay ahead of that and be able to deploy capital quickly. We put a lot of effort into and increased a lot of resources to provide a better platform for underwriting assets quickly and closing them quickly and hopefully in 2006 we will see the results of that. So with that I just like to turn it back to Chris.

Chris Milner

In closing, I wanted to add that over the course of 2005, as a we've all mentioned one way shape or form, I think we're very pleased with the underlying economic results of the company. I think the book value growth and the dividend distribution has generated, on an economic basis, a very attractive return. It is necessary obviously for us to recognize that the listed certificate did not perform to the same degree and we recognize that. We do believe that over an extended period of time, this economic performance, this increase in book value, will be reflected in that market price. But I think it's incumbent upon us to recognize that that has not happened as yet and that there is still more work to be done on our behalf in that regard. In that respect, I think our approach is to specifically focus and continue on generating total rates of economic return. I think as we look at our job in this capacity, it is to invest in assets that are going to result in an economic return that is attractive. The other component of that process is to raise capital in the most efficient manner with risk management in mind as well. I think one of the things that you see in the fourth quarter's results is that we were very focused on achieving the raising of liabilities during one period of time and then we were prudent and diligent, if you will, in the deployment of that capital inside of a individual quarter. That did have a negative impact on the reported operating results. We recognize that those things will continue to happen. We will continue to deploy assets in a measured and thoughtful way, and we will access liabilities, whether they be in the form of the trust preferred or common equity when we see significant strategic opportunities to do so. So, with that as a general and specific overview, we would like to open the lines for questions and we will be happy to take any that you have.

QUESTION AND ANSWER SECTION
Operator: Your first question comes from the line of Don Destino with JMP Securities.

Q - Don Destino: Hi guys. I apologize for my voice, I'm calling from what hopefully doesn't turn out to be my death bed. It sounds like you guys were really encouraged, like you've got some wind at your back which is nice to hear. I think you guys have some credibility when you talk like that because you've been appropriately sober when that was appropriate. Chris, you mentioned that you saw some CMBS pricing improvement during the fourth quarter. Any trends in subordination levels or your ability to kick out loans? Are those things being affected by the volumes or have the rating agencies started to raise or at least started to act like maybe they will start increasing subordination levels?

MILNER: There's a couple of things. In our market, one of the nuances that isn't as well reported as other aspects is that you have seen top-line securitization volume over the last 3 years growing somewhere between 30% and 80% depending on the year. The issue is that with the rating agencies approach to subordination being one of declining by significant amounts in each of those years, the actual volume of non-investment grade CMBS that was issued on a market value basis really didn't increase. Every time volume went up by X billion dollars, the percentage that was attributed to the non-investment grade portion of the capital stack decreased by roughly a similar amount. So, you saw a very flat supply of this product for a number of years. What we perceive to be happening in the market at this point is that the rating agencies analysis (and they differ between Moody's, S&P and Fitch) but in aggregate, I think the consensus is that the tightening should stop. The subordination level decreases should not go lower. And, I think you have one of the agencies in particular making statements that they think they should go higher. But the fact is, I think, that we will see them stabilize at these levels. What that means from a supply perspective, is that whatever growth you see in the top-line of the market is going to translate through to the high yield portion of capital structure. Our perspective is that over a 12-month period of time there's adequate capital to absorb that increase, or rather, that anticipated increase in supply. But that over a monthly or a quarterly period of time, there will be bottlenecks, if you will. The issuers of this type of security frequently have quarter-end objectives. And as everybody knows there are only 4 quarter-ends in any given year. And so, you do see bottlenecks. You do see opportunities at different points in time to do negotiated transactions. For example, which leads to the second part of your question about the shaping of an individual pool, in a negotiated transaction you are much more able to have a more active role in determining what loans are in a pool versus what loans are not in a pool.

I think as we approach each one of these funnel points in the market's ability to process deals, you get more opportunities to do negotiated deals. The result of that is that you have more involvement in the pool shaping process, and I think we have seen those two events happen in the fourth quarter of 2005. We are seeing it as well in the first quarter of this year where individual dealers are lining people up to get involved in their transactions. And I think the other thing, Don, that's caused spreads to widen somewhat really has nothing to do with our market at all. It has more to do with the synthetic issuance that's going on in the corporate market and that's going on in the asset-backed market where you have seen BBB- and BBB. Home equity securities over the last number of months experienced significant amounts of widening. That's leaked over into the BBB- portion and the BBB portion of the CMBS cash market and when BBB- CMBS are trading at 225 to treasuries, BB + CMBS aren't going to stay at 250 to treasuries for very long. So, I think part of it is the experience and expectation that we are a part of the capital markets in this business, and that we have to be mindful of that and pay attention to what's going on in other markets, which is very much what BlackRock is all about.

Q - Don Destino: That's a very helpful answer. Thank you. Next question, it sounds like at least a good portion of the up-tick in G&A was one-time related, not necessary something that we are going to see every quarter. Plus, I am assuming that at the end of the quarter, there was a lot less excess liquidity than the average for the quarter. So based on those two things, all else being equal, a reasonable analyst would assume that there's an up-tick in earnings first quarter or first half of the year. Is there anything offsetting those two things relative to the fourth quarter performance?

SHEA: As you know, we don't give guidance on earnings going forward. I think the results that we're reporting speak for themselves. There was some additional G&A and there was a little bit of overhang on a very attractive piece of financing that we took advantage of very opportunistically. Having said that, we did issue recently, as you would have seen, about $50 million of trust preferred at the very end of January. So we are looking again, really looking over the long term to make sure that we have significantly strong platform to provide a strong base for earnings going forward. So what it will look like over the next four quarters, we really can't comment on.

Q - Don Destino: Okay and then one final question.

MILNER: I think the only other thing I would add to that, Don, is a portion of this also has to do with the fact that LIBOR and the short end of the curve continues to increase the cost of funds for vehicles like this as well as just about every other finance related enterprise. And based on our general view, I don't think it's completely obvious that that trend that has fully come to rest. So, I think that will continue to be a part of this calculus that you are going through. I think it bears mention that we are very pleased with the way we're able to increase the book value and maintain the earnings during a period of time where the curve has completely flattened and arguably inverted at points. The short term cost of funds that the vehicle has experienced in terms of increases over the last two years has been substantial and the increase in book value just associated with being long in a market that rallied, really isn't the explanation either. And so we do see those as continued headwinds that we have to face in the coming year. But I just think they bear mention.

Q - Don Destino: Got you. And then a last question on Europe, two-part question. First, do you view Europe as a...I have a feeling I'm going to get a little bit of both answered but I'll ask it anyway...As a growth opportunity or are the returns available in Europe given the maturity of its CMBS market and mezzanine market more interesting than in the US right now. And then the second part of the question is, did your entrance into Europe or your emphasis of Europe over the last year or so coincide with the knowledge that BlackRock was more interested in expanding internationally or was that just a fortunate happenstance?

MILNER: I'll start with the question regarding investment thesis for Europe. This aspect of our investment process really follows in the same theme that we've talked about here before. We see relative value in the European asset class in CMBS and mezzanine debt. That relative value is what caused us to become more active in that marketplace. In terms of the growth question as we've said on this type of call in many instances, we will achieve growth at points in time where we see significant advantages relative to the value of the investments that are available in the market versus the liabilities that we can utilize to capitalize those investments. I think we see that, at the moment in Europe. We see there frankly being a little better relative value than it is in the US. This is not necessarily to suggest that the yields are higher in Europe, because they are not. But we do see a better combination of risk and return in that market. We believe we will be able to and we have to date, been able to prove that by capitalizing those assets in ways that generate attractive returns to the company. And so, in that respect, I think we approach the European market much like we approach each of the distinct markets in the US, looking for the best opportunities. And when we talk about Europe, for example, we are not approaching every country in the European Union at this moment. We don't see value in each and every one. So, it's a more targeted approach than simply looking for another market where we can grow for the sake of itself. But we do see value there and we expect that will persist for certainly the foreseeable future. That the growth in the CMBS market there has been even greater than it is in the US, The second part of your question, is always difficult to answer. Was it the chicken or the egg? Did we go overseas because BlackRock is a global organization and was trending in that direction or are we a part of the BlackRock that is a global organization and is going overseas? I think it's probably fair to say that our group here at BlackRock, the commercial real estate debt effort, was a part of the international investment process at a very early stage in BlackRock's process. We at Anthracite, did the first non-dollar mezzanine loan in 1998 and have been paying attention to those markets and looking for the right window of opportunity to enter with more significance ever since that time. On one hand, I think we've very much been a part of the globalization of the manager. Having said that, there is no question that the breadth and extent of the platform going forward will make expanding into even more varied parts of the world much more efficient and will probably happen on a more rapid basis.

Q - Don Destino: Perfect, thank you very much.

Milner: Hope you feel better.

Q - Don Destino: Thank you.

Operator: Your next question comes from the line of Erin Archer with Piper Jaffray.

Q - Erin Archer: Good morning, and congratulations on the quarter. I had a couple of questions. Could you talk about the market conditions and your ability to deploy all of the capital you've recently raised. It looks like investment asset growth was a little lighter quarter over quarter in the fourth quarter compared to the third, and I was just wondering if that had more to do with market conditions or just your ability to focus on the US versus Europe, thank you.

Milner: Sure, I think as we have touched on in a couple of the other questions, we do see some increased opportunities but we would be remiss to tell you that there is less competition in the marketplace than there was before. I think that some of the reduced asset growth that you saw in the fourth quarter had as much to do with assets that were going out the door as it did with the flow of products coming in the door. One of the direct effects of the extensive amount of liquidity in the marketplace is that investments are being refinanced. On one hand, that's good because a lot of our well structured investments have economic consideration for early prepayment. Having said that, you have to replace the asset in a tighter spread environment versus two or three years ago when you created the asset. So, there is, as we said a moment ago, a bit of headwind in that respect. In the fourth quarter, we did certainly see a fairly large push of refinancing of existing investments and I think that had a great deal to do with it. But I don't know that I can necessarily point to a specific and well-defined trend in terms of our ability to deploy the assets. I think the best indication of our expectations is that we maintain the same perspective in terms of liability issuance that we've talked about before where we are going to issue liabilities in a range of sizes and timings that are consistent with what we see investment opportunities to be. We are not stock piling cash. Having said that, we aren't necessarily trying to come up with a just-in-time model.

Q - Erin Archer: Okay, I think Jim mentioned on the call that, or he called it a mismatch between raising capital and deploying capital. I know you just raised more in late January or early February. Could you talk about how you think the matching of deploying and raising capital will occur in this quarter?

SHEA: Yeah, I think from that perspective, what we do is, we will raise capital and try to have it all deployed within the quarter. Recall what I had said earlier that we are looking to raise capital and then deploy it with a view towards the long-term. While Jim mentioned mismatch, I think his level of precision is what it is based on is his role here. We certainly think that deploying capital within a quarter of having raised it is a pretty reasonable way to look at it. However, if there is a little bit of overhang, there is going to be some what of a mismatch. So you will see that there is little bit of a drag. While that is certainly an accurate statement, I would again urge everybody to look at the long-term nature of what we are trying to accomplish here. Being able to issue liabilities at very attractive rates is not something that we considered to be quarter-by quarter phenomenon, its certainly something that we look at over the long-term and in the case of the trust preferred, these are 10-year fixed, 30-year instruments. So we're certainly looking at this as a very attractive way to finance our company going forward.

Q - Erin Archer: I guess the last question. Could you speak to the dividend. It's been pretty much $0.28 for some time now. Can you make any comment about your expectation for that going forward?

SHEA: Yes, we have historically said that we've been working for last two years very hard on making sure that our GAAP book value increases at a good clip and I think we've delivered that. As far as how does that translate into a dividend, we have been talking about consistency of performance and we have been talking about stability of dividends. We would like to see the excellent performance on our GAAP book value translate into a higher stock price and that will help to strengthen the company even further. But with regards to dividends, I think we have demonstrated that our $0.28 per quarter dividend is very solid. It has a very strong base that has improved dramatically over the last two years. That has been our objective and I think we've fulfilled that objective. As far as going forward, like I said, we don't give forward guidance on anything like this. But we certainly are pleased with our ability to maintain a very consistent dividend and I think that over last two years you would have to conclude that the strength of that support of that dividend has improved dramatically.

Q - Erin Archer: Yes, I agree. Thank you very much and congratulations again.

SHEA: Thank you.

MILNER: Thank you.

Operator: Your next question comes from the line of Dan Welden with Jefferies.

Q - Dan Welden: Hi thank you. On the residential portfolio, that's been trending down throughout all four quarters of 2005. Is there going to be a replenishment of that portfolio or you are happy to let that pay off at the level it has been paying down?

SHEA: Dan, historically we have looked at our RMBS as a source of a small amount of liquidity as well as to our ability to maintain compliance with the Investment Company Act of 1940, which is a test we commonly refer as the QRE test or qualifying real estate test. As we have stated in the past that, as far as total footings go, we anticipate our RMBS portfolio to be between 10% and 15%. It is now at the lower end of that scale. I don't see us wavering at all from that 10% or 15% objective value we've stated in the past. So you might see it go up a little bit, but you won't see it go up a lot. Making sure we maintain compliance with that QRE test is very important. So you might see it go up to specifically from that. It does continue to be a reasonable source for liquidity for the company and certainly one of compliance for this test. So we will stay within the band of 10% or 15% of total assets.

Milner: And I think, as we look at the sector right now, you have to bear in mind that that particular sector becomes more or less attractive at any given point in time and there is some indication as to our view, in the way that those numbers have been trending.

Q - Dan Welden: With the hedging expense related to that portfolio, the run rate has sort of been established now is $1.6 million. Given that context, is that a good number going forward?

SHEA: That will fluctuate based on the type of assets we have on, not just in the RMBS. But with short-term rates going up, these hedges are interest rates swaps. So that when short term rates go up, the expenses associated with that tends to go down, because we are on the receive floating end of those contracts. So I would say, the hedging expense is going to be directly related to size of the RMBS portfolio and anything else we do outside of CDOs.

MILNER: Significant impact will also be brought to that analysis by where we are in the CDO aggregation process. To the extent that at the beginning of the quarter, we execute a CDO and take those swaps off or put them inside the transaction, that will change significantly the amount of non-CDO liability financed assets that we have. And I think the general thought that I would just add is, as we said, that this is a flat to inverted yield curve environment. That is a headwind and I think we have to recognize that in this business that's not the way you would draw it up on the white board if you were trying to start one of these. So as that curve shape changes, hedging expense will change as well.

SHEA: So I would just conclude by saying that it is a dynamic number and really depends on the types of assets we're putting on because the hedging is really contingent on what kind of assets and what kind of liabilities we put on for the company.

Q - Dan Welden: Okay and then a question on the real estate equity. One is regarding the growth outlook for that. And then the second is regarding the return characteristics. I think you said you added those investments in December, which roughly implies a yield of 7 or 8% on those assets for the quarter. Is that a good number and how should we be looking at the growth in that?

SHEA: I think that's a pretty good number when you say the assets we put on which specifically...

Q - MILNER: He's talking about the real estate fund assets?

SHEA: We are looking at a double digit return on those types of assets, for the real estate fund in particular. As far as the real estate assets like higher rated or RMBS types of securities, I think the 8% or so is a good one as of right now. But as far as the real estate equity goes our aspirations for that are in the low double digit ROE.

MILNER: The strategy that we are focused on in the real estate equity is an extension of the mezzanine and high yield whole loan strategy that we have. It's really focused on the value added component of the real estate space. It's not just buying a fully leased Washington DC office building and owning it at a 6 cap. It's more focused on the types of situations where our corporate expertise can be brought to bear in terms of adding value to real estate and getting compensated at a higher level in order to achieve that. So I think the math that you may have been doing may have been on the full month of December if you - I think we've actually disclosed in the press release that it was actually in the second half of December when those assets actually began accruing on the balance sheet.

Q - Dan Welden: Okay. Regarding the production that you were able to put on the books in December, is that indicative of your run rate or is this going to be like anything else, opportunistic and maybe a bit lumpier?

MILNER: I think it's fair to assume that the strategy I described will have a certain amount of variance to it. Having said that, the approach that we're taking is to invest in a portfolio of assets, The fund that we reference here, BlackRock Diamond, from a strategic perspective, we hope, will allow for less variance in the results than owning 100% of two or three individual assets. So we think we have a strategy to mitigate the variance. But as you pointed out, it's really a part of this investment sector.

Q - Dan Welden: Great, thanks very much.

Operator: Your next question is from the line of John Moran with Ryan Beck.

Q - John Moran: Yes, good morning, thanks guys. Just to follow up on the real estate equity strategy. Are you guys going to be pursuing those opportunities strictly domestically or is that an opportunity you see over in Europe eventually as well?

MILNER: I think it's fair to say that with the platforms that we're looking at and the opportunities that we see, it's an opportunity in the future. By way of background, the SSR Realty equity team that was acquired by BlackRock's real estate effort at the beginning of 2005 is strictly a domestic set of funds. So initially, we are very focused on where our expertise lies. But as we go forward with the various things that are on the board today, we see global expansion for our real estate equity business as being a very high priority, and I think it's a fair expectation that we're certainly evaluating those opportunities.

Q - John Moran: Thanks.

Operator: And at this time, there are no further questions, do you have any closing remarks.

Chris Milner

We'd just like to thank everyone for their time this morning and we will get back to work. Thank you.

Operator: Thank you all for joining today's Anthracite Capital Incorporated Fourth Quarter 2005 Earnings Conference Call. You may now disconnect.